CONTACT:	FOR IMMEDIATE RELEASE
Laura Hughes	December 17, 2018
Executive Vice President
Chief Marketing Officer
(563)589-2148
lhughes@htlf.com

JENNIFER K. HOPKINS JOINS HEARTLAND FINANCIAL USA, INC. BOARD OF DIRECTORS

DUBUQUE, IA - December 17, 2018 - Heartland Financial USA, Inc. (“Heartland”) announced that Jennifer K. Hopkins has been elected to serve on its Board of Directors. Ms. Hopkins will serve as an independent director until Heartland’s annual meeting in 2020. In addition to joining the Heartland Board of Directors, Ms. Hopkins will also join the Board of Directors of Citywide Banks, a Heartland subsidiary based in Denver.
“Jennifer’s proven record of developing and clarifying strategic direction is undeniable,” Lynn B. Fuller, Executive Operating Chairman, said. “Jennifer’s entrepreneurial leadership has produced record-setting financial results and her commitment to non-profits exemplifies Heartland’s mission to serve communities where we work and live.”
During Heartland’s 2018 annual meeting, shareholders voted to expand the number of its directors to 11. Jennifer is the 11th member of the Board. “We recognize the importance of increasing representation from across our growing footprint and diversity on our Board,” Fuller said. “It is an honor to welcome Jennifer to serve on Heartland’s Board of Directors.”
Ms. Hopkins is a Managing Partner at Crescendo Capital Partners, LLC, a private investment company. Crescendo invests in businesses that present an opportunity to accelerate growth and enhance profitability. She is currently CEO of one of Crescendo’s portfolio companies, American Medical. American Medical is one of the largest direct to consumer providers of prescription, long-term oxygen therapy equipment.
Prior to forming Crescendo, Ms. Hopkins was employed at Hewlett Packard and Agilent Technologies. Over her 20-year career, she led functional teams in research and development, marketing and manufacturing, and executive general management roles. Most recently she was Vice President of the Global Solutions Business Unit, a $900 million organization with four divisions and over 2,000 employees in 35 countries.
Ms. Hopkins is active in several nonprofit organizations, including Craig Hospital Foundation, Busted Halo and the North Dakota State University Development Foundation. She holds a bachelor’s degree in Industrial Engineering from North Dakota State University and a master’s degree from Stanford University. She resides in Denver, Colorado.
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About Heartland Financial USA, Inc.
Heartland is a diversified financial services company with assets of approximately $11.3 billion. The Company provides banking, mortgage, private client, investment, treasury management, card services, insurance, and consumer finance services to individuals and businesses. Heartland currently has 122 banking locations serving 91 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland is available at www.htlf.com.
About Citywide Banks

Citywide Banks, is a subsidiary of Heartland Financial USA, Inc. (NASDAQ:HTLF). Citywide Banks is a state-chartered, community-invested bank with assets of approximately $2.3 billion and banking centers located across Colorado's Front Range, Foothills and Mountain communities. Citywide Banks is committed to delivering responsive service, local expertise, and comprehensive financial tools for Colorado businesses and families. For more than 50 years, Citywide Banks has been dedicated to finding ways it can impact its local community and to move Colorado forward. Visit www.citywidebanks.com to learn more. Citywide Banks is a member FDIC and an Equal Housing Lender.
Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland’s financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland’s management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.
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